EXHIBIT 99.1
News Release

140 John James Audubon Parkway
Amherst, NY  14228

CONTACT:
Karen L. Howard
Vice President and Chief Financial Officer
Phone: 716.689.5550
karen.howard@cmworks.com
FOR IMMEDIATE RELEASE

COLUMBUS MCKINNON ANNOUNCES COMPLETION OF TENDER OFFER FOR ITS
8 7/8% SENIOR SUBORDINATED NOTES DUE 2013

For Immediate Release:

AMHERST, NY, February 8, 2011 – Columbus McKinnon Corporation (Nasdaq: CMCO) announced today the completion of its tender offer (the “Tender Offer”) to purchase any and all of its outstanding 8 7/8% Senior Subordinated Notes due 2013 (the “Notes”). The Tender Offer expired at midnight, New York City time, on February 7, 2011 (the “Expiration Date”).

As previously announced, Columbus McKinnon received tenders from holders of $100,783,000 aggregate principal amount, or approximately 80.72%, of the Notes prior to the expiration of the consent payment deadline on January 24, 2011 at 5:00 p.m., New York City time (the “Consent Date”).  On January 25, 2011 Columbus McKinnon accepted for early payment the Notes tendered prior to the Consent Date. No additional Notes were tendered between the time of the Consent Date and the Expiration Date.

Columbus McKinnon has previously announced the redemption of the 8 7/8% Notes that remain outstanding in accordance with the terms of the applicable indenture governing such Notes.

Columbus McKinnon engaged Credit Suisse Securities (USA) LLC to act as sole dealer manager and solicitation agent in connection with the Tender Offer.

About Columbus McKinnon
Columbus McKinnon Corporation is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.

Safe Harbor Statement
The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.